Exhibit 99.1

   Charles River Laboratories Announces First-Quarter 2006 Results;
         Enters into Agreement to Sell Phase II - IV Clinical
       Business to Kendle; Provides Revised Guidance for 2006;
               Increases Stock Repurchase Authorization

    WILMINGTON, Mass.--(BUSINESS WIRE)--May 9, 2006--Charles River Laboratories International, Inc. (NYSE: CRL) today reported first-quarter 2006 financial results and announced that it has entered into a definitive agreement with Kendle International Inc. (Nasdaq:
KNDL) to sell its Phase II - IV Clinical Services business, as it realigns its portfolio to focus on its core drug discovery and development strengths. In conjunction with the planned portfolio realignment, the Company recorded a goodwill impairment charge of $129.2 million, or $1.81 per share, for the Phase II - IV Clinical business in the first quarter of 2006. As a result, the Company reported a net loss per share of $1.40 for the first quarter of 2006, on sales of $283.8 million. On a non-GAAP basis, earnings per share were $0.50, which excludes the impairment charge and amortization and compensation charges related to the Inveresk acquisition.
    Further actions announced by the Company today included strategic initiatives targeted at streamlining the business infrastructure and improving operating efficiency, an increase of its stock repurchase authorization to $300 million and revised annual guidance for 2006.
    James C. Foster, Chairman, President and Chief Executive Officer said, "In keeping with our goal to capitalize on our core competencies and to focus on internal process improvement, we are realigning our business through the sale of the Phase II - IV portion of our Clinical Services business. In addition, we will be closing our Interventional and Surgical Services (ISS) facility in Massachusetts. These actions will allow us to focus our financial and operating resources on our core Research Models and Services, Preclinical Services and Clinical Phase I businesses, which we believe offer significant long-term growth opportunities. We believe that the market for outsourced preclinical services, particularly toxicology, continues to be strong, and we see emerging opportunities in In Vitro products, preconditioning services for research models, and early-stage clinical trials. We have concluded these businesses offer us the most promising opportunities for growth, and support our long-term goals of sales growth of 11% to 12%, earnings per share growth of 14% to 15%, an operating margin of 25%, strong cash flow generation, and steadily improving returns on invested capital."
    Mr. Foster said that sales growth from continuing operations for 2006 would be revised to a range of 6% to 8%, due primarily to continuing softness in Transgenic Services, flat Vaccine sales and Preclinical Services capacity constraints. The year-over-year growth rate is based on pro forma sales of approximately $990 million in 2005, which excludes sales from the Phase II - IV Clinical and ISS businesses. As a result of lower sales, partially offset by expected benefits from the strategic initiatives, and including the goodwill impairment charge, the Company now expects the 2006 GAAP net loss per share from continuing operations, which excludes the results of its Phase II-IV Clinical and ISS businesses, will be in a range of $0.09 to $0.15. Non-GAAP earnings per share, which exclude the charge for goodwill impairment, the cost of the strategic initiatives, and amortization and stock compensation charges related to the Inveresk acquisition, are expected to be in a range of $2.12 to $2.18.

    Divestiture of Phase II - IV Clinical Business

    As a result of an evaluation of its strategic goals, the Company determined that the Phase II - IV Clinical Services business, at its current scale, while profitable, does not take advantage of the Company's core competencies, and believes that monetizing the Phase II
- IV clinical assets and redeploying the resulting cash would be more beneficial to the long-term business, to customers and to shareholders.
    On May 9, 2006, the Company entered into a definitive agreement to sell the Phase II - IV Clinical business to Kendle International Inc. for $215 million in cash. Kendle is a global clinical research organization that generated over $200 million in net service revenues in 2005. By combining the Company's Phase II-IV business with its own, Kendle will significantly enhance its ability to conduct large-scale multinational clinical studies. The transaction, which the Company expects to close in the third quarter of 2006, is subject to regulatory approvals and other customary conditions. Credit Suisse acted as financial advisor to the Company.
    As a result of the pending sale of the Phase II - IV business, the Company assessed the goodwill assigned to its Clinical segment, and based on management's estimates of fair value, which includes the projected sales price, determined that an impairment existed. As a result, a charge of $129.2 million, or $1.81 per share, was recorded in the first quarter of 2006 for the impairment of goodwill.
    The Company has determined that the Phase I Clinical Services business is an essential, strategic component of its service offerings, as it enables us to support customers' preclinical efforts through early-stage clinical trials. The Company will retain the Phase I facility in Edinburgh, Scotland, and is continuing to assess options for a Phase I presence in North America. Beginning in the second quarter of 2006, the Company anticipates that the Phase I financial results will be included in the Preclinical Services business segment.

    First-Quarter 2006 Results

    Net sales for the first quarter of 2006 increased to $283.8 million compared to $273.7 million reported in the first quarter of 2005, a gain of 3.7%, or 6.7% excluding the negative effect of foreign exchange. Strong sales of toxicology services, research models in North American and Europe, and In Vitro products drove the first-quarter sales increase.
    On a GAAP basis, which includes the impairment charge, the Company reported a net loss of $100.1 million, or $1.40 per diluted share, in the first quarter of 2006, compared to net income of $27.6 million, or $0.40 per diluted share, in the first quarter of 2005. In addition to the impairment charge, first-quarter 2006 results included $3.6 million of stock option expense recognized in accordance with Statement of Financial Accounting Standard No. 123R (SFAS 123R), "Share-Based Payments," which the Company adopted on January 1, 2006. In accordance with SFAS 123R, stock compensation expense was recorded in the business segment results and in unallocated corporate overheard. Had SFAS 123R been adopted in 2005, first-quarter 2005 results would have included $6.0 million of stock option expense.
    On a non-GAAP basis, net income was $36.4 million, or $0.50 per diluted share, in the first quarter of 2006, compared to $38.6 million, or $0.55 per diluted share, in the first quarter of 2005. Non-GAAP results in the first quarter of both years exclude amortization and stock-based compensation charges related to the acquisition of Inveresk. These charges amounted to $10.9 million, or $0.10 per share, in the first quarter of 2006 and $16.3 million, or $0.15 per share, in the first quarter of 2005. In addition, first-quarter 2006 non-GAAP results exclude the goodwill impairment charge of $129.2 million, or $1.81 per share.

    Business Segments Results

    Research Models and Services (RMS)

    First-quarter 2006 net sales for the RMS segment of the business were $129.0 million, compared to $127.9 million in the first quarter of 2005, an increase of approximately 1.0%. When excluding the negative effect of foreign exchange, the growth rate was 4.7%. As was the case in the second half of 2005, growth was driven by North America Research Model sales and In Vitro products and services. European Research Models sales also showed improvement in the first quarter of 2006 compared to the same period last year, benefiting from higher pharmaceutical and biotechnology customers' spending. First-quarter sales growth was partially offset by the effect of foreign exchange on sales, mainly in Japan, a continuing decline in the U.S. Transgenic Services businesses, and lower sales of vaccine products due to avian influenza. In addition, sales of large animals were below the first quarter of last year due to timing of shipments.
    Primarily as a result of lower sales and $1.4 million of stock compensation expense, the gross margin declined to 43.3% from 44.2% reported in the first quarter of 2005. The first-quarter operating income was $40.5 million and the operating margin was 31.4%, down from $42.3 million and 33.1% in the same period last year.

    Preclinical Services

    Net sales for the Preclinical Services segment were $122.5 million in the first quarter of 2006, an increase of 7.4% from the $114.1 million reported in the first quarter of 2005. Excluding the negative effect of foreign exchange, the first-quarter growth rate was 9.1%. The sales increase was due to continuing strong demand for outsourced toxicology services, partially offset by negative foreign exchange, capacity constraints, lower sales of discovery services (which include metabolism, pharmacokinetics and pharmacology) and ISS, and study delays in our Pennsylvania facility. These issues negatively affected the gross and operating margins, as did $1.9 million of stock compensation expense and increased operating costs in the Company's Montreal operation. Montreal's cost structure has increased as a result of rapid expansion and the associated hiring, and its results were further affected by the unfavorable impact of foreign exchange. To improve operating efficiency in Montreal, the Company has implemented headcount reductions in administrative and support areas. As a result of these actions and the impending closure of ISS Massachusetts, the Company expects margins to improve beginning in the second quarter of 2006.
    The segment's gross margin was 30.3% compared to 33.5% in the first quarter of 2005. Operating income was $12.1 million in the first quarter of 2006, compared to $12.5 million in the first quarter of last year. The operating margin was 9.9% compared to 11.0% in the first quarter of 2005. When excluding amortization related to the Inveresk acquisition, first-quarter non-GAAP operating income was $20.2 million and the non-GAAP operating margin was 16.5%, compared to non-GAAP operating income of $22.8 million and an operating margin of 20.0% in the first quarter of 2005. The decline in gross and operating margins was due primarily to SFAS 123R costs of $1.9 million, ISS, study delays, and the cost structure in Montreal.

    Clinical Services

    For the first quarter of 2006, net sales for the Clinical Services segment were $32.3 million compared to $31.7 million in the first quarter of 2005, an increase of 1.9%. Excluding the negative effect of foreign exchange, the sales growth rate was 6.3%. The Phase I clinic had very strong sales in the quarter, as the effect of the European Clinical Trials Directive waned and targeted sales efforts brought new clients from Europe and Japan to the clinic.
    Higher sales and continued efforts to optimize the cost structure resulted in a gross margin of 31.6% compared to 31.0% in the first quarter of 2005. Including the goodwill impairment charge of $129.2 million, the segment's operating loss was $127.4 million in the first quarter of 2006, compared to operating income of $0.8 million in the first quarter of last year. When excluding the impairment charge and amortization related to the Inveresk acquisition, first-quarter non-GAAP operating income was $4.2 million and the non-GAAP operating margin was 13.1%, compared to non-GAAP operating income of $3.8 million and an operating margin of 12.1% in the first quarter of 2005. The GAAP and non-GAAP margin increases were due primarily to improved operating efficiency, partially offset by allocation of $0.2 million of stock compensation expense.

    Backlog

    The backlog for Preclinical and Clinical Services at April 1, 2006, was $481 million compared to $427 million at the end of the first quarter of 2005 and $448 million at the end of the fourth quarter of 2005. Net bookings increased 35.9% to $190 million and the net book-to-bill ratio rose to 1.23 from 0.96 in the first quarter of 2005. Once the Phase II - IV Clinical Services business has been divested, the Company will no longer report quarterly backlog. The Company does not report backlog for the RMS business segment because turnaround time from placement to completion of orders, both for products and services, is rapid, and the characteristics of the Preclinical Services business are similar.

    Strategic Initiatives

    The Company is implementing a number of actions designed to improve operating efficiency and profitability during the remainder of 2006. The total cost of these initiatives is expected to be $7.2 million, or $0.07 per diluted share. The benefit associated with these actions is expected to be $16.0 million, or $0.16 per diluted share, in 2006, with additional savings in later years. The Company expects to record the charges in the second quarter of 2006.
    Commenting on these actions, Mr. Foster said, "We continue to identify and implement actions to improve our operating profitability, while maintaining our high standards of customer service and responsiveness. We do not see the two goals as mutually exclusive and in fact, our 4th Generation Six Sigma(TM) initiative has helped us to identify opportunities to enhance operations at a lower cost."
    RMS initiatives are focused primarily on the closure of two remote sites in the Vaccine businesses. These are smaller, satellite facilities which are inefficient to operate. In addition, the Company will continue its efforts to right-size the Transgenic Services business to address the existing market opportunity through headcount reductions and a management consolidation. The cost of these actions is expected to be approximately $2.0 million, or $0.02 per diluted share.
    Preclinical Services initiatives include the closure of ISS Massachusetts, as well as a small operating unit in Ireland which provides similar services. The ISS facility will wind down operations and is expected to close in late 2006. The second-quarter charge related to these anticipated closures is expected to be $3.2 million, or $0.03 per diluted share. In addition, the Company expects to record a charge of $2.0 million, or $0.02 per diluted shares, for headcount reductions in Montreal and Massachusetts.
    To further support the Company's goal of operating efficiency, cost savings initiatives have been implemented at the corporate level. There will be no charges associated with these actions, which include selective headcount freezes and adjustment of equity and incentive compensation.
    Mr. Foster continued, "With a realigned portfolio of high-end, essential products and services and a leaner cost structure, we expect to enhance our ability to support our customers in their pursuit of drug discovery and development to improve human and animal health. We are making significant investments across the spectrum of our business, from production capacity and preconditioning services and the PTS in our RMS segment, through our entire Preclinical Services business. We believe that these investments, all of which leverage our core competencies of veterinary medicine and regulatory preclinical services, support our goal to build a larger, more profitable business.

    2006 Revised Guidance

    The following forward-looking guidance is based on continuing operations, which exclude the Phase II - IV Clinical and ISS businesses. Beginning in the second quarter of 2006, the Company expects to report the Phase II - IV and ISS businesses as discontinued operations, which will result in $0.15 dilution to the Company's original 2006 earnings guidance. This guidance also assumes implementation on January 1, 2006, of SFAS 123R, and therefore includes an estimated $0.12 of stock option expense. Guidance is based on current foreign exchange rates.
    The Company is revising its estimates for 2006 sales growth and earnings per share from continuing operations. Net sales growth for 2006 from continuing operations is expected to be in a range of 6% to 8%, based on lower-than-expected first-quarter results. Due primarily to the $1.81 per share goodwill impairment charge and the first-quarter shortfall of $0.07 per share, the Company estimates that on a GAAP basis, it will report a net loss for 2006 in a range of $0.09 to $0.15. Non-GAAP earnings per share, which exclude the goodwill impairment charge, $0.39 per share of amortization and compensation charges related to the acquisition of Inveresk, and the $0.07 per share second-quarter charge associated with the strategic initiatives, are expected to be in a range of $2.12 to $2.18. The Company is committed to improving its operating efficiency, and the anticipated benefit of the strategic initiatives announced today is expected to significantly improve operating results in the balance of the year. The $0.16 per share benefit from the strategic initiatives is included in the revised earnings per share estimates.


                                                          REVISED
                                                     (from continuing
2006 EPS GUIDANCE                         PRIOR         operations)
------------------------------------- -------------- -----------------
Sales                                        7% - 9%           6% - 8%
GAAP EPS estimates                    $1.95 - $2.01  ($0.09) - ($0.15)
Q2 Strategic initiatives charge                 ---             $0.07
Goodwill impairment charge                      ---             $1.81
Inveresk-related charges                      $0.39             $0.39
                                      -------------- -----------------
Non-GAAP estimates                    $2.34 - $2.40     $2.12 - $2.18
                                      -------------- -----------------
Dilution from divestiture of Phase II
 - IV Clinical Services                                        ($0.15)
First-quarter shortfall                                        ($0.07)
------------------------------------- -------------- -----------------

    Stock Repurchase Program

    Charles River's Board of Directors approved an increase to the Company's stock repurchase authorization, which now provides for the purchase of up to $300.0 million of its common stock. The Company has repurchased stock under this authorization pursuant to a Rule 10b5-1 plan initiated in August 2005. Stock purchases may be made from time to time on the open market, through block trades or otherwise in compliance with Rule 10b-18 of the federal securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended at any time or from time to time without prior notice. Funds for the repurchases are expected to come from cash on hand, cash generated by operations, or cash derived from the sale of non-core assets.
    In the first quarter of 2006, the Company repurchased 246,900 shares at a total cost of $11.4 million. Since inception of the plan in the third quarter of 2005 through the end of the first quarter of 2006, the Company has purchased 642,900 shares at a total cost of $28.9 million. There are currently no specific plans for the shares that have been or may be purchased under the program. As of April 1, 2006, Charles River had approximately 72.1 million shares of common stock outstanding.

    Webcast

    Charles River Laboratories has scheduled a live webcast on Wednesday, May 10, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations to comparable GAAP measures on the website. The webcast will be available until 5:00 p.m. ET on May 24, 2006.

    Use of Non-GAAP Financial Measures

    This press release contains non-GAAP financial measures which exclude, among other items, amortization of intangible assets and other charges related to the Inveresk acquisition. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. We believe that the inclusion of non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release, and can also be found on the Company's website at ir.criver.com.

    Caution Concerning Forward-Looking Statements. This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "will," "may," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding the future demand for drug discovery and development products and services, including the outsourcing of these services; the impact of specific actions intended to improve overall operating efficiencies and profitability, particularly with respect to the Interventional and Surgical Services, Transgenic Services, and Montreal businesses; the intended divestiture of the Company's Phase II - IV Clinical Services business; expectations regarding future stock option, restricted stock and other equity grants to the Company's employees and directors; expectations regarding stock repurchases; the timing of the opening of new and expanded facilities; and Charles River's future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales growth, efficiency improvements and operating synergies. Forward-looking statements are based on Charles River's current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully divest the Phase II - IV Clinical Services business without diverting attention or resources from the Company's core businesses; a decrease in research and development spending or a decrease in the level of outsourced services; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on March 14, 2006, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

    About Charles River Laboratories

    Charles River Laboratories, based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Preclinical Services, and Clinical Services. Charles River's customer base includes all of the major pharmaceutical companies and many biotechnology companies, government agencies and leading hospitals and academic institutions. Charles River's 8,600 employees serve clients in more than 50 countries. For more information on Charles River, visit our website at www.criver.com.


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
       CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
          (dollars in thousands, except for per share data)

                                                 Three Months Ended
                                               -----------------------
                                                 April 1,    March 26,
                                                   2006        2005

Total net sales                                  $283,769    $273,722
Cost of products sold and services provided       180,585     169,111
                                               ----------- -----------
Gross margin                                      103,184     104,611
Selling, general and administrative                47,772      44,852
Goodwill impairment charge                        129,187
Amortization of intangibles                        11,189      14,363
                                               ----------- -----------
Operating income (loss)                           (84,964)     45,396
Interest income (expense)                          (2,948)     (6,259)
Other, net                                            238        (144)
                                               ----------- -----------
Income before income taxes and minority
 interests                                        (87,674)     38,993
Provision for income taxes                         12,039      10,860
                                               ----------- -----------
Income before minority interests                  (99,713)     28,133
Minority interests                                   (402)       (485)
                                               ----------- -----------
Net income (loss)                               $(100,115)    $27,648
                                               =========== ===========

Earnings (loss ) per common share
  Basic                                            $(1.40)      $0.42
  Diluted                                          $(1.40)      $0.40
Weighted average number of common shares
 outstanding
  Basic                                        71,505,478  65,876,099
  Diluted                                      71,505,478  72,526,888




            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (dollars in thousands)



                                               April 1,   December 31,
                                                 2006         2005
Assets
Current assets
   Cash and cash equivalents                    $101,456     $114,821
   Trade receivables, net                        201,069      203,274
   Inventories                                    68,167       65,270
   Other current assets                           41,967       35,957
                                              ----------- ------------
      Total current assets                       412,659      419,322
Property, plant and equipment, net               428,004      399,454
Goodwill, net                                  1,288,239    1,417,666
Other intangibles, net                           188,291      199,148
Deferred tax asset                                71,720       67,911
Other assets                                      21,511       34,708
                                              ----------- ------------
      Total assets                            $2,410,424   $2,538,209
                                              =========== ============

Liabilities and Shareholders' Equity
Current liabilities
   Current portion of long-term debt             $36,403      $36,445
   Accounts payable                               34,133       30,447
   Accrued compensation                           27,237       40,358
   Deferred income                               100,379      116,302
   Other current liabilities                      69,871       87,860
                                              ----------- ------------
      Total current liabilities                  268,023      311,412
Long-term debt                                   270,652      260,217
Other long-term liabilities                      126,451      129,849
                                              ----------- ------------
      Total liabilities                          665,126      701,478
                                              ----------- ------------
Minority interests                                 8,243        9,718
Total shareholders' equity                     1,737,055    1,827,013
                                              ----------- ------------
Total liabilities and shareholders' equity    $2,410,424   $2,538,209
                                              =========== ============




              CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
            SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                          (dollars in thousands)

                                                  Three Months Ended
                                                 ---------------------
                                                  April 1,   March 26,
                                                    2006       2005
Research Models and Services
    Net sales                                     $128,973   $127,912
    Gross margin                                    55,885     56,586
    Gross margin as a % of net sales                  43.3%      44.2%
    Operating income                                40,477     42,308
    Operating income as a % of net sales              31.4%      33.1%
    Depreciation and amortization                    5,034      4,729
    Capital expenditures                             3,566      5,275

Preclinical Services
    Net sales                                     $122,458   $114,072
    Gross margin                                    37,089     38,188
    Gross margin as a % of net sales                  30.3%      33.5%
    Operating income                                12,091     12,516
    Operating income as a % of net sales               9.9%      11.0%
    Depreciation and amortization                   14,414     16,993
    Capital expenditures                            35,821      7,023

Clinical Services
    Net sales                                      $32,338    $31,738
    Gross margin                                    10,210      9,837
    Gross margin as a % of net sales                  31.6%      31.0%
    Operating income (loss)                       (127,440)       833
    Operating income as a % of net sales            -394.1%       2.6%
    Depreciation and amortization                    3,171      3,704
    Capital expenditures                               253        100


Unallocated Corporate Overhead                    $(10,092)  $(10,261)


Total
    Net sales                                     $283,769   $273,722
    Gross margin                                   103,184    104,611
    Gross margin as a % of net sales                  36.4%      38.2%
    Operating income (loss)                        (84,964)    45,396
    Operating income as a % of net sales             -29.9%      16.6%
    Depreciation and amortization                   22,619     25,426
    Capital expenditures                            39,640     12,398





             CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                   RECONCILIATION OF GAAP TO NON-GAAP
            SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                         (dollars in thousands)

                                                   Three Months Ended
                                                   -------------------
                                                   April 1,  March 26,
                                                     2006      2005
Research Models and Services
   Net sales                                       $128,973  $127,912
   Operating income                                  40,477    42,308
   Operating income as a % of net sales                31.4%     33.1%
   Add back:
                                                          -         -
                                                   --------- ---------
   Operating income, excluding specified charges
    (Non-GAAP)                                       40,477    42,308
   Non-GAAP operating income as a % of net sales       31.4%     33.1%

Preclinical Services
   Net sales                                       $122,458  $114,072
   Operating income                                  12,091    12,516
   Operating income as a % of net sales                 9.9%     11.0%
   Add back:
     Amortization related to acquisition              8,095    10,317
                                                          -         -
                                                   --------- ---------
   Operating income, excluding specified charges
    (Non-GAAP)                                       20,186    22,833
   Non-GAAP operating income as a % of net sales       16.5%     20.0%

Clinical Services
   Net sales                                        $32,338   $31,738
   Operating income (loss)                         (127,440)      833
   Operating income as a % of net sales              -394.1%      2.6%
   Add back:
     Amortization related to acquisition              2,499     3,014
     Goodwill impairment                            129,187         -
                                                          -         -
                                                   --------- ---------
   Operating income, excluding specified charges
    (Non-GAAP)                                        4,246     3,847
   Non-GAAP operating income as a % of net sales       13.1%     12.1%


Unallocated Corporate Overhead                     $(10,092) $(10,261)
   Add back:
     Stock-based compensation related to
      acquisition                                       325     2,969
                                                          -         -
                                                   --------- ---------
   Unallocated corporate overhead, excluding
    specified charges (Non-GAAP)                     (9,767)   (7,292)


Total
   Net sales                                       $283,769  $273,722
   Operating income (loss)                          (84,964)   45,396
   Operating income as a % of net sales               -29.9%     16.6%
   Add back:
     Amortization related to acquisition             10,594    13,331
     Stock-based compensation related to
      acquisition                                       325     2,969
     Goodwill impairment                            129,187         -
                                                   --------- ---------
   Operating income, excluding specified charges
    (Non-GAAP)                                       55,142    61,696
   Non-GAAP operating income as a % of net sales       19.4%     22.5%


Charles River management believes that non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures included are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.




           CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
        RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
          (dollars in thousands, except for per share data)


                                                Three Months Ended
                                              -----------------------
                                                April 1,    March 26,
                                                  2006        2005

Net income (loss)                              $(100,115)    $27,648
Add back:
  Amortization related to acquisition             10,594      13,331
  Goodwill impairment                            129,187
  Stock-based compensation related to
   acquisition                                       325       2,969
  Tax effect                                      (3,603)     (5,313)
                                              ----------- -----------
Net income, excluding specified charges (Non-
 GAAP)                                           $36,388     $38,635
                                              =========== ===========

Calculation of earnings per common share,
 excluding specified charges (Non-GAAP):
Net income for purposes of calculating
 earnings per share, excluding specified
 charges (Non-GAAP)                              $36,388     $38,635
After-tax equivalent interest expense on 3.5%
 senior convertible debentures                         -       1,168
                                              ----------- -----------
Income for purposes of calculating diluted
 earnings per share, excluding specified
 charges (Non-GAAP)                              $36,388     $39,803
                                              =========== ===========

Weighted average shares outstanding - Basic   71,505,478  65,876,099
Effect of dilutive securities:
  3.5% senior convertible debentures                   -   4,759,455
  Stock options and contingently issued
   restricted stock                            1,239,254   1,550,175
  Warrants                                       145,505     341,159
                                              ----------- -----------
Weighted average shares outstanding - Diluted 72,890,237  72,526,888
                                              =========== ===========

Basic earnings (loss) per share                   $(1.40)      $0.42
Diluted earnings (loss) per share                 $(1.40)      $0.40

Basic earnings per share, excluding specified
 charges (Non-GAAP)                                $0.51       $0.59
Diluted earnings per share, excluding
 specified charges (Non-GAAP)                      $0.50       $0.55


Charles River management believes that non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures included are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

    CONTACT: Charles River Laboratories
             Susan E. Hardy, 781-262-7616
             Corporate Vice President, Investor Relations